Exhibit 10.11

EMPLOYMENT CONTRACT

The undersigned:

1.                         The private limited company NKF ELECTRONICS B.V., hereinafter referred to as: ‘NKF’, with its registered office in Amsterdam and its principal place of business in (2801 DD) Gouda at Zuidelijk Halfrond 4, duly represented in this matter by Mr. Ed Ludwig, CEO of Optelecom-NKF, Inc. and a Director of NKF Electronics B.V. under the Articles of Association;

and

2.                         Mr. ROLAND MARIA CATHARINA CONRAD HOOGHIEMSTRA, date of birth August 13, 1967, resident in (2622 LE) Delft at Botswanastraat 25, hereinafter referred to as: ‘Employee’;

Hereinafter jointly referred to as: ‘the parties’.

WHEREAS

A        On June 1, 1991 Employee entered the employment of (the legal predecessor of) NKF for an indefinite period of time.

B         On March 8, 2005 the shares in NKF were transferred to Optelecom Inc., located in Germantown, Maryland (United States of America), whose name was subsequently changed to Optelecom-NKF, Inc., hereinafter referred to as: ‘Optelecom’.

C         Employee is part of the so-called ‘key personnel’ at NKF and Optelecom wishes to bind Employee to NKF for an extended period of time.

D        The Collective Bargain Agreement for management level personnel in the metal and electronics sector (in Dutch: “CAO voor het hogere personeel in de metaalelektro”) is applicable (hereinafter referred to as: “CAO”).

E         The parties wish to extend the employment contract between them for an indefinite period on the following terms, which will apply between the parties effective from April 1, 2005.

DECLARE TO HAVE AGREED AS FOLLOWS:

Clause 1 Commencement and duration

1                            The parties agree that the employment contract between them will be extended for an indefinite period effective from April 1, 2005.

2                            For the purpose of determining Employee’s length of service June 1, 1991 will be the commencement date of the employment.

3                            This employment contract is extended for an indefinite period and can be terminated by either party in writing and effective from the end of any calendar month, subject to the statutory notice period (article 7:672 of the Dutch Civil Code).

4                            This employment contract will in any case be terminated without prior notice being necessary on the first day of the month following the month in which the employee attains pensionable age.

Clause 2 Function and responsibilities

1                            Effective from April 1, 2005 Employee is employed in the position of “Vice President Sales and Marketing, EMEA Area” and in this position he is a member of the management-team of NKF. The Employee undertakes to perform all the activities associated with this position.

2                            Employee undertakes to take or refrain from any actions as required in the pursuit of his responsibilities as a good employee and undertakes to be fully committed to NKF and to represent and promote the company’s interests to the best of his ability.

3                            Employee will be based in Gouda. Employee nonetheless undertakes to perform work or his activities in places other than the usual workplace and/or at times other than the usual working hours if this is required in the best interest of NKF, unless this cannot reasonably be expected from the Employee as a result of special circumstances.

Clause 3 Working hours and salary

1                            The working hours are 40 hours a week. The start and finish times will be determined in consultation with NKF.

2                            The Employee’s gross annual salary has been set at EUR 85,000 inclusive of holiday allowance, exclusive of other emoluments starting on April 1, 2005. The Employee will receive the salary in twelve equal monthly instalments, paid no later than the last day of each calendar month. Possible salary increases will be implemented in accordance with the CAO.

3                            Employee undertakes to work overtime, if circumstances so demand. Overtime hours are not remunerated separately. Any overtime remuneration is deemed to be incorporated in the Employee’s salary

4                            Employee is offered the opportunity to participate in the Optelecom Inc. ‘Corporate Incentive Plan’.

Clause 4 Holiday allowance, leave days, scheduled hours off and ADV (reduction in working hours) days

1                            Employee will receive a holiday allowance on a monthly basis with the payment of the gross annual salary in accordance with the provisions of Clause 3, subclause 2. The holiday year runs from 1 July to 30 June of the next year.

2                            Each calendar year the Employee is entitled to 27 leave days. Contrary to the provisions of Article 7:638 of the Dutch Civil Code, NKF will determine the holiday dates in consultation with Employee and as much as possible in accordance with the wishes of Employee unless the company’s interest dictates otherwise. Each calendar year Employee is entitled to a contiguous holiday period of no less than two consecutive weeks. By determining the holidays the stipulations of the CAO are respected / taken into account.

3                            Employee is entitled to 13 ADV days per year in accordance with the arrangement included in the CAO.

Clause 5 Illness

1                            If Employee is prevented from performing his duties as a result of illness, he will be entitled to receive the salary stipulated in Clause 3 for a maximum period of 52 weeks for the duration of the employment contract.

2                            If Employee’s illness continues beyond the period stipulated in subclause 1, Employee will be entitled to receive a payment in accordance with the stipulations in the CAO, for the duration of the employment contract.

3                            In respect of illness notification, illness and/or occupational disability, Employee will act in accordance with the NKF regulations.

Clause 6 Expenses

1                            An allowance for any potential business expenses that cannot be submitted in a separate claim, Employee, provided he is actively performing his duties, will receive an amount of EUR 200 per month, to be paid with the salary payment for the month in question. If the tax inspector and/or the employed persons’ insurance administration agency should at any time decide that the reimbursement referred to in this subclause was (partially) subject to wage tax and/or social security contributions, the mandatory deductions will be made at that time and will be at Employee’s expense. Starting from that moment, any future compensation will be reduced to a level where payment is not subject to taxation.

2                            NKF will pay for the purchase and operating expenses of a mobile telephone, taking into account the relevant (tax-related) statutory provisions. Employee must use the mobile telephone mostly for business purposes. Employee is obliged to return the mobile telephone to NKF at NKF’s first request to that effect.

3                            NKF will provide Employee with a computer and peripherals at its own expense, exclusively in the context of and for the performance of the agreed work, provided Employee is actively performing his duties.

4                            If Employee is unable to actively perform his duties for a period exceeding 3 months, irrespective of the reasons, he will not be entitled to the allowance and reimbursements described in this Clause

Clause 7 Leased car

NKF will provide Employee with a car for the performance of his duties at a lease price of EUR 850 per month exclusive of VAT, in accordance with the lease arrangement that applies within NKF. Employee will receive a copy of the lease arrangement, which will constitute part of the employment contract between the parties. Employee is obliged to return the car to NKF no later than the date on which the employment contract between the parties is terminated.

Clause 8 Pension

Employee will continue to participate in the (compulsory) sectoral pension fund: ’Stichting Bedrijfstakpensioenfonds voor de

‘Stichting Bedrijfstakpensioenfonds voor de Metalektro’ (Sectoral Pension Fund for the Metal and Electronics Sector). At present the employee’s share (40%) of the pension contribution is deducted from his salary on a monthly basis. A separate policy has been taken out for the remaining amount. By mutual arrangement, NKF and Employee will ensure a correct adjustment to/transfer of the current pension scheme.

Clause 9 Other Insurances

1                            Employee participates in the group health insurance policy NKF has taken out for him and his family. Employee has been furnished with a copy of the policy terms. Employee accepts the fact that the policy terms may change from time to time. NKF pays 50% of the premium for this insurance policy to a maximum of 50% of the premium applicable to standard class 3 health insurance. The Employee’s personal contribution to this policy is deducted from his salary on a monthly basis.

2                            Employee participates in the WAO (Invalidity Insurance Act) shortfall insurance policy and the WAO excess insurance policy NKF has taken out for its employees. Effective from the date this contract is signed the premiums for the WAO shortfall insurance will be fully paid by the employee (whose share in these premiums will be deducted by NKF from his salary in equal monthly instalments) and the premium for the WAO excess insurance will be fully paid by NKF.

Clause 10 Additional activities

For the duration of his employment, Employee is prohibited from engaging in paid or unpaid additional activities in any way and/or form, without prior written permission from NKF.

Clause 11 Signing bonus

Upon acceptance of his appointment as Vice President Sales and Marketing, EMEA Area and after signing this employment contract, Employee will receive a bonus consisting of a participating interest in the Option plan for 10,000 options valued as of April 1, 2005. The ‘Stock Option Plan’ regulations apply to this participating interest. A copy of these regulations is attached to this contract.

Clause 12 Third-party remuneration

Employee will not accept monies or other remuneration from third parties in respect of his work for NKF and/or companies affiliated with NKF.

Clause 13 Confidentiality

Both during the term of the employment contract and after its termination - irrespective of the way in which and the reason why the employment contract was terminated - Employee is prohibited from passing on to third parties, either directly or indirectly, in any form or in any manner, any aspect of the knowledge he has acquired in respect of the business and interests of NKF and/or its affiliated companies, its customers and other business relations, all this in the broadest meaning of the word, unless the performance of his duties demands that third parties are informed of such matters.

Clause 14 Documents and other items made available by NKF

1                            In the event of his suspension and in the event of the termination of the employment contract, irrespective of the way in which and the reason why the employment contract was terminated, Employee will return all NKF property in his possession, as well as all documents that are in any way related to NKF and/or its affiliated companies, its customers and other business relations, all this in the broadest meaning of the word, as well as copies of such documents and property, at NKF’s first request to this effect. Employee will return all items made available to him by NKF no later than the last day of the employment contract.

2                            Upon termination of the employment contract, Employee will return any items he has on loan from NKF. Employee may be held responsible for any damage to or loss of the items loaned to him and/or made available to him. NKF reserves the right to deduct any amounts Employee is liable for in respect of the compensation of such damage/loss from the final salary payment due to the Employee at the end of his employment.

Clause 15 Publication

Employee is not permitted to publish information/articles or give lectures and/or perform any other public speaking engagements in which he uses information he has acquired in the course of his work for NKF or that relates to the content of his work for NKF, without express prior written permission from NKF.

Clause 16 Intellectual property rights

1                            All rights to intellectual property, products, works and/or services developed by

Employee during the term of his employment contract are the property of NKF, irrespective of whether the intellectual property was created during or after working hours and irrespective of whether the creation and/or invention and/or contrivance of intellectual property is/was directly or indirectly inherent in the nature of the agreed work.

2                            Employee is obliged to notify NKF forthwith of all intellectual property and to provide all information and/or fulfil all formalities required to enable NKF to register and/or obtain said intellectual property rights and, where necessary, to register the intellectual property rights in the name of NKF after initial registration in the Employee’s name. Unless prescribed otherwise by law, Employee will not be entitled to have his name registered in respect of the intellectual property.

3                            Employee is not entitled to exploit any products, works and/or services he has developed during the term of his employment contract in any way - both during and after the aforementioned period - or to allow others to exploit such products, works and/or services.

4                            Employee’s salary is deemed to include a reimbursement for the (potential) loss of any intellectual property. Employee acknowledges that this is the case.

Clause 17 Non-competition clause

1                            For a period of one year after termination of the employment contract, irrespective of the way in which and the reason why the employment contract was terminated, Employee is prohibited from starting, managing, co-managing or employing someone to manage a business that is similar or related to the business of NKF and/or its affiliated companies in Europe or in any other place in which or to which NKF and/or companies affiliated with NKF trade and/or manufacture products and/or provide services, or from being directly or indirectly involved in or having a financial interest, in any form, in such companies, or to work for such companies in any way, either for remuneration or otherwise, or to have any share of such companies of any nature other than shares in a company that is listed on the stock exchange, without prior written permission from NKF. NKF will only refuse to give such written permission if failure to enforce the non-competition clause would be severely detrimental to the interests of NKF and/or companies affiliated with NKF.

2                            Until such time as NKF releases Employee from the provisions of the previous subclause, NKF will pay Employee, after termination of the employment contract, a month-to-month allowance that is equal to 1/12 of the final salary (excluding emoluments) for the duration of the non-competition clause. Employee will deduct any income received from other sources in this period from this allowance. ‘Other income’ refers to income from employment and/or social security. Employee will not be entitled to any payment if he contravenes the non-competition clause, if he is dismissed instantly, if the employment contract is dissolved as a result of an urgent reason or if the employment contract is terminated as a result of Employee attaining the pensionable age.

3                            Neither is Employee allowed to employ staff members and/or persons who are or were employed by NKF and/or by companies affiliated with NKF in the period up to two years prior to the termination of Employee’s employment contract, or to encourage such persons to terminate their employment with NKF, for a period of two years after termination of his employment.

Clause 18 Penalty clause

If Employee acts in a manner that contravenes the provisions of Articles 10, 13, 15 and 17 he will, contrary to the provisions of Article 7:650 of the Dutch Civil Code, forfeit to NKF an immediately payable penalty that is not subject to any further reminder, notice of default or intervention by the courts of EUR 5,000 per infringement, to be increased by an amount of EUR 250 for each day or part-day the infringement continues and without prejudice to NKF’s option to claim reimbursement of the full damages, as well as compliance, in lieu of this penalty. Payment of the penalty stipulated in this clause does not release Employee from the obligations stipulated in clauses 10, 13, 15 and 17.

Clause 19 Applicable law

Dutch law applies to this contract and to all disputes, agreements, arrangements, conditions, guidelines and the like arising from this contract.

Clause 20 Final provisions

1                            Employee will comply with the general regulations and/or policy rules that apply at NKF, for instance rules or regulations relating to good order, health and safety, and with all measures taken by NKF with a view to the good order and proper proceedings within the company.

2                            Announcements to employees that are made by means of a written confirmation of the announcement in question posted in the appointed places or published in the personnel newsletter must be considered to have been made to each individual employee.

3                            NKF may ask Employee to submit to a

search by members of the security service. Employee agrees to cooperate with such searches.

4                            The Collective Bargain Agreement (CAO) for management level personnel in the metal and electronics sector applies to this employment contract. A copy of the CAO is available at the human resources department and the various company departments and will be provided upon request.

5                            All arrangements, conditions, guidelines etc, referred to in this contract or listed in this contract as being applicable are deemed to form part of this contract, unless the contrary has been expressly stipulated. Among other things, these arrangements include the NKF personnel guide. A copy of this guide is available for perusal at the human resources department and at the various company departments and will be provided upon request.

6                            If one or more of the emoluments listed in this contract must be considered taxable or liable for the payment of social security contributions within the meaning of the Wages and Salaries Tax Act and/or social security legislation, the relevant wage tax and the employee component of the social security contributions will be at the expense of Employee.

7                            NKF reserves the right, within the bounds of reasonableness, to make changes, additions or adjustments to this employment contract and to the arrangements, conditions etc., including the NKF personnel guide, that this contract refers to if, in NKF’s opinion, (compelling) circumstances give NKF cause to do so.

8                            This contract replaces all previous contracts and/or (verbal) arrangements.

9                            This employment contract can only be deviated from in writing and any amendments will only be valid if they have been signed for approval by both parties.

10

This employment contract will be translated into English. In the event of any lack of clarity or discrepancy between the text of the Dutch and English employment contract, the text of the Dutch employment contract will prevail.

Agreed and signed in duplicate in Delft on 12-6-2005

on behalf of NKF Electronics B.V.

/s/ Edmund Ludwig
Mr. Edmund Ludwig

/s/ R.M.C.C. Hooghiemstra
on behalf of the Employee

Mr. R.M.C.C Hooghiemstra

First Amendment to Employment Contract

This amendment (“Amendment”) is entered into as of January 17, 2008 between Optelecom-NKF B.V. (formerly NKF Electronics B.V.), a private limited company incorporated in the Netherlands (the “Company”), and Conrad Maria Catharina Joseph Hooghiemstra (“Executive”).

The parties hereby agree as follows:

1.              Prior Employment Contract. The parties have previously entered into an employment contract effective April 1, 2005, (the “Agreement”). The parties now wish to amend the Agreement as stated herein.

2.              Amendment:

2.1        The parties hereby amend Paragraph 1 of Clause 2, Position and Responsibilities of the Agreement to add the following: Additionally, effective from April 1, 2007, Mr. Hooghiemstra will assume the position of Vice President of Engineering of Optelecom-NKF, Inc., reporting to the Chief Operating Officer.

2.2        The parties hereby amend Paragraph 2 of Clause 3, Working hours and Salary, of the Agreement to increase Executive’s annual gross salary from EUR 95,000 to EUR 115,000, effective as of January 1, 2008.

3.              Continuing Effect of Agreement: The parties hereto agree that the terms and provisions of the Agreement, as amended by this Amendment, shall remain in full force and effect. Except as specifically modified by this Amendment, the terms and provisions of the Employment Agreement shall continue and be binding on the parties hereto. In the event of any conflict between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. The provisions of the Employment Agreement and this Amendment constitute the entire agreement between the parties concerning the Executive’s employment arrangement with the Company, and may not be amended or modified except by a written agreement between the parties.

To evidence their agreement to the terms of this Amendment, Executive has signed and Company has caused its duly authorized representative to sign this Amendment as of January 17, 2008

Optelecom-NKF B.V.:		Executive:

By:	/s/ Edmund Ludwig	/s/ Conrad M.O.J. Hoogheimstra
	Edmund Ludwig	Conrad M. O. J. Hoogheimstra

First Amendment to Employment Contract

This amendment (“Amendment”) is entered into as of January 17, 2008 between Optelecom-NKF B.V. (formerly NKF Electronics B.V.), a private limited company incorporated in the Netherlands (the “Company”), and Roland Maria Catharina Conrad Hooghiemstra (“Executive”).

The parties hereby agree as follows:

1.              Prior Employment Contract. The parties have previously entered into an employment contract effective April 1, 2005 (the “Agreement”). The parties now wish to amend the Agreement as stated herein.

2.              Amendment:

2.1        The parties hereby amend Paragraph 1 of Clause 2, Position and Responsibilities of the Agreement to add the following: Additionally, effective from April 1, 2007, Mr. Hooghiemstra will assume the position of Vice President of Sales and Marketing of Optelecom-NKF, Inc. reporting to the Chief Operating Officer.

2.2        The parties hereby amend Paragraph 2 of Clause 3, Working hours and salary, of the Agreement to increase Executive’s annual gross salary from EUR 95,000 to EUR 115,000, effective as of January 1, 2008.

3.              Continuing Effect of Agreement: The parties hereto agree that the terms and provisions of the Agreement, as amended by this Amendment, shall remain in full force and effect. Except as specifically modified by this Amendment, the terms and provisions of the Employment Agreement shall continue and be binding on the parties hereto. In the event of any conflict between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. The provisions of the Employment Agreement and this Amendment constitute the entire agreement between the parties concerning the Executive’s employment arrangement with the Company, and may not be amended or modified except by a written agreement between the parties.

To evidence their agreement to the terms of this Amendment, Executive has signed and Company has caused its duly authorized representative to sign this Amendment as of January 17, 2008

Optelecom-NKF B.V.:		Executive:

By:	/s/ Edmund Ludwig	/s/ Roland M.C.C. Hoogheimstra
	Edmund Ludwig	Roland M. C. C. Hoogheimstra